Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of March 1, 2022, by and among American National Bankshares Inc., a Virginia corporation (the “Company”), American National Bank and Trust Company, a national banking association (the “Bank”), and Jeffrey V. Haley (“you”).

The parties, intending to be legally bound, agree as follows:

1.         Employment and Acceptance. You shall be employed as President and Chief Executive Officer of the Company and the Bank. You shall have the duties and responsibilities that are commensurate with your position and shall also render such other services and duties as may be reasonably assigned you from time to time by the Board of Directors of the Company, consistent with your position with the Company, including serving in a senior executive capacity with any one or more of the Company’s Affiliates (as defined below). You hereby accept and agree to such employment and agree to carry-out your duties and responsibilities to the best of your ability in a competent, efficient and businesslike manner. You further agree to comply with all the policies, standards and codes of conduct of the Company now or hereafter adopted.

Unless the context otherwise requires, references in this Agreement to the “Company” also shall mean and refer to the Bank, and any other business entity that, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with the Company (each, an “Affiliate”).

2.         Term. This Agreement is effective as of January 1, 2022 and will expire on December 31, 2024 (the “Initial Three Year Term”); provided that on and after January 1, 2023, the Initial Three Year Term shall be automatically extended by one (1) day on each day that passes while you are employed pursuant to this Agreement (including any day after the end of the Initial Three Year Term) so that there will always be two (2) years remaining in the term of this Agreement (the Initial Three Year Term and any extended term of this Agreement is referred to as the “Employment Period”). In the event of the termination of your employment for any reason after January 1, 2023 when the automatic one-day extensions begin, the automatic one-day extensions shall cease as of your last day of employment pursuant to this Agreement. At any time on or after January 1, 2023, the Company may give you written notice that the Employment Period will not be extended on a daily basis (“Nonrenewal Notice”), in which case this Agreement will terminate two (2) years after the date of the Nonrenewal Notice, but not before the completion of the Initial Three Year Term, or such later date as may be specified in the Nonrenewal Notice. Notwithstanding anything in this Agreement to the contrary, this Agreement and the Employment Period will automatically terminate on the first day of the month immediately following the month in which you turn sixty-seven (67). The last day of the Employment Period is sometimes referred to in this Agreement as the “Expiration Date.”

3.         Compensation.

(a)         Base Salary. During the Employment Period, you shall receive for your services an annual base salary (the “Base Salary”) in an amount to be determined by the Company in accordance with the salary administration program of the Company as it may from time to time be in effect. The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or a majority of the independent members of the Board of Directors of the Company. The initial Base Salary will be $575,000. In no event will the Base Salary be less than $575,000 during the Employment Period.

(b)         Short-Term and Long-Term Incentives. During the Employment Period and beginning for the 2022 calendar year, you may participate in such short-term and/or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as the Compensation Committee or the Board of Directors of the Company, in its sole discretion, may determine. An annual bonus, if any, will be paid within two and a half months after the end of the applicable year. To be eligible to receive any bonus, you must be employed by the Company on the date such bonus is paid, unless you have retired in accordance with the Company’s retirement policy after the date on which you were deemed to have earned any bonus under the applicable bonus or incentive plan.

4.         Benefits; Business Expenses.

(a)         Benefits. You will eligible to participate in any plans, programs, or forms of compensation or benefits that the Company provides to the class of employees that includes you, on a basis not less favorable than that provided to such class of employees, including without limitation, group medical, disability and life insurance, vacation and sick leave, and retirement. It is understood that the Board of Directors of the Company may, in its sole discretion, establish, modify or terminate such plans, programs or benefits.

(b)         Business Expenses. The Company will pay on your behalf (or promptly reimburse you for) reasonable expenses incurred by you at the request of, or on behalf of, the Company in the performance of your duties pursuant to this Agreement and in accordance with the Company’s policies.

(c)         Paid Time-Off. You will be entitled to paid time-off based upon your position and years of service, as established by the Company, to be taken at such times and intervals as shall be determined by you with the approval of the Company, which approval shall not be unreasonably withheld.

(d)         Automobile. The Company will provide you with an appropriate automobile or automobile allowance in accordance with the Company’s policies and will cover such expenses as provided for in the Company’s policies.

5.         Termination and Termination Benefits. The Employment Period and your employment may be terminated by either the Company or you at any time or for any reason. Upon termination of your employment during the Employment Period, you shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or other benefits from the Company or any of its Affiliates, provided that Section 6 shall govern the compensation and other benefits payable to you in connection with the termination of your employment following a Change in Control (as defined in Section 6(b)) of the Company.

(a)         Termination as a Consequence of Death or Incapacity. If you die while employed by the Company, in addition to all other benefits accruing upon your death the Company will pay your beneficiary designated in writing (provided such writing is executed and dated by you and delivered to the Company in a form acceptable to the Company prior to your death) and surviving you or, if none, your estate an amount equal to three (3) months of your Base Salary in effect at your death. Such amount will be payable over the three (3) month period beginning the month following the month in which your death occurs in accordance with the established payroll practices of the Company.

If the Company determines that the Incapacity (as defined below) of you has occurred, it may terminate your employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice you shall not have returned to full-time performance of your assigned duties. Incapacity shall mean either: (i) your failure to perform your assigned duties and responsibilities with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days; or (ii) incapacity or disability as defined in the long-term disability insurance policy maintained by the Company for your benefit, whichever definition is more favorable to you. You will not be entitled to any additional benefits under this Agreement as a result of a termination due to your Incapacity.

(b)         Termination for Cause. Your employment may be terminated by the Company for Cause (as defined below). If your employment is terminated by the Company for Cause, you will be entitled to receive:

(i)         Any accrued but unpaid Base Salary which shall be paid on the payroll date immediately following the date of termination in accordance with the Company’s customary payroll procedures;

(ii)         Reimbursement for unreimbursed expenses properly incurred by you, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)         Such employee benefits (including equity compensation), if any, to which you may be entitled under the Company’s employee benefit plans and programs as of the date of termination (items (i) through (iii) are referred to collectively as the “Accrued Amounts”).

(c)         Definition of Cause.         For purposes of this Agreement, Cause shall mean:

(i)         your willful failure to perform any of your material duties and responsibilities required of your position (other than by reason of Incapacity), or your willful failure to follow reasonable instructions or policies of the Company, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company) to remedy such failure;

(ii)         your breach of fiduciary duties owed to the Company or an Affiliate;

(iii)         your conviction of or plea of guilty or no contest to a crime that constitutes a felony under federal or state law or a crime that constitutes a misdemeanor involving moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or your misappropriation or embezzlement of funds or property of the Company or an Affiliate;

(iv)         your fraud or dishonesty with respect to the Company or its Affiliates;

(v)         the breach by you of a material term of this Agreement or violation in any material respect of any code or standard of behavior generally applicable to employees of the Company, in either case after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company) to remedy such breach or violation; or

(vi)         the willful engaging by you in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result in material injury to the Company, monetarily or otherwise.

(d)         Termination by You Without Good Reason. You may terminate your employment under this Agreement without Good Reason (as defined below) by written notice to the Company effective thirty (30) days after receipt of such notice by the Company or at any time upon mutual agreement in writing. If you terminate your employment without Good Reason, you will be entitled to receive the Accrued Amounts as provided in Section 5(b). It shall not constitute a breach of this Agreement for the Company to suspend your duties and to place you on paid leave during the notice period.

(e)         Termination by the Company Without Cause. Your employment may be terminated by the Company without Cause at any time upon written notice to you, which termination will be effective immediately or on such later date as specified in the written notice. In the event your employment is terminated without Cause, you shall receive the Accrued Amounts and, provided you sign a release and waiver of claims in favor of the Company and its Affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and the Release has become effective not later than the 30th day following the date your employment terminates, you shall receive the following payments and benefits:

(i)         Any earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the date of termination, which shall be paid on the applicable payment date for such bonus; and

(ii)         The Company shall pay you a severance benefit (the “Severance Benefit”) in an amount equal to the product of (x) your Total Annual Compensation (as defined below) divided by twelve (12) times (y) the number of months remaining between the date of termination of your employment and the Expiration Date, including pro-rated credit for any partial month. For purposes of this Agreement, Total Annual Compensation means the sum of (1) your Base Salary in effect at the date of termination of your employment or, if higher and applicable under Section 6 hereof, immediately prior to the date of a Change in Control, (2) the greater of the maximum annual bonus opportunity for the year in which your employment terminates and the annual bonus earned for the most recently completed calendar year, (3) the grant date value of any equity awards granted to you over the twelve (12) months immediately prior to your termination of employment or, if higher and applicable under Section 6 hereof, immediately prior to the date of a Change in Control (the applicable period, the “prior 12 months”), (4) any tax-qualified or non-tax qualified plan contributions or allocations made on your behalf over the prior 12 months, and (5) the value of your Company or Affiliate perquisites and any other benefits, including the employer portion of benefit premiums, paid or made available to you or on your behalf over the prior 12 months. The Severance Benefit will be paid to you in a lump sum cash payment not later than the 30th day following the date your employment terminates, subject to compliance with Section 9(i) of this Agreement regarding the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”).

(f)         Termination by You for Good Reason. You may voluntarily terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and other benefits set forth in Section 5(e) relating to a termination without Cause, provided you sign a Release and it becomes effective not later than the 30th day following the date your employment terminates and you comply with the notice provisions of Section 5(g). You must provide written notice to the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by you, the Company shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Company is making diligent efforts to cure. In the event the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to you under this Section 5(f). If the Company has not remedied the event or condition constituting Good Reason during the thirty (30) day cure period and you do not terminate your employment for Good Reason within ninety (90) days thereafter, then you will deemed to have waived your right to terminate for Good Reason with respect to such grounds.

For purposes of this Agreement, Good Reason shall mean:

(i)         the assignment to you, without your written consent, of duties inconsistent with your position, authority, duties or responsibilities as contemplated by Section 1 hereof;

(ii)         any action taken by the Company that results in a substantial reduction in your status, including a diminution in your position, authority, duties or responsibilities;

(iii)         the requirement by the Company that you be based at any office that is greater than thirty-five (35) miles from where your office is located as of the date of this Agreement, unless you are asked to move your primary office to the principal executive offices of the Company; or

(iv)         the failure of the Company to comply with the provisions of Section 3 or a material breach by the Company of any other provision of this Agreement.

Notwithstanding the above, Good Reason shall not include any resignation by you where Cause for your termination by the Company exists.

(g)         Requirements Relating to Prospective Employers. During the twelve (12) month period following the date of termination of your employment, you shall provide the Company with at least ten (10) days written notice before the starting date of any employment, identifying the prospective employer and its affiliated companies and the job description, including a description of the proposed geographic market area associated with the new position. You shall notify in writing any new employer of the existence of the restrictive covenants set forth in Section 7 of this Agreement.

(h)         Resignation of All Other Positions. Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer or member of the Board of Directors (or a committee thereof) of the Company or any of its Affiliates.

(i)         Regulatory Requirement. The Company shall not be required to make payment of, or provide any benefit under, this Section 5 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359, as amended, or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

6.         Change in Control Termination.

(a)         Change in Control Payments and Benefits. Notwithstanding any other provision in this Agreement, if your employment is terminated by you for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 2 or without Cause (other than on account of your death or Incapacity), in each case within twenty-four (24) months following a Change in Control, you shall be entitled to receive the Accrued Amounts and, provided you sign a Release and it becomes effective not later than the 30th day following the date your employment terminates, the following payments and benefits:

(i)         The sum of: (A) the amount, if any, of any earned but unpaid incentive or bonus compensation with respect to any completed calendar year immediately preceding the date of termination; (B) the product of the annual cash bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the date of termination and the denominator of which is 365; and (C) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not been paid to you (to the extent not Accrued Amounts). These amounts will be paid to you in a lump sum cash (or, for stock-based benefits or awards, stock) payment not later than the 30th day after the date your employment terminates, unless a different payment date is required by Section 409A of the Code; and

(ii)         An amount equal to either (A) 2.99 times your Total Annual Compensation; or (B) if employment terminates between your 65th birthday and the date you attain your U.S. Social Security Administration normal retirement age, the product of (x) your Total Annual Compensation divided by twelve (12) times (y) the number of months remaining between the date of termination of your employment and the date you attain your U.S. Social Security Administration normal retirement age, including pro-rated credit for any partial month. The applicable amount will be paid to you in a lump sum cash payment not later than the 30th day after the date your employment terminates, subject to compliance with Section 9(i) of this Agreement regarding the requirements of Section 409A of the Code.

(b)         For purposes of this Agreement, Change in Control means the occurrence of any of the following:

(i)         The acquisition by any Person (as defined below) of beneficial ownership of 25% or more of the then outstanding shares of common stock of the Company, provided that an acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege) shall not constitute a Change in Control;

(ii)         individuals who constitute the Board of Directors of the Company on the effective date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board of Directors, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company;

(iii)         consummation by the Company of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that the consummation of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(A)         more than 50% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization; and

(B)         at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization; or

(iv)         the complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

(c)         Potential Limitation of Benefits Under Certain Circumstances. Notwithstanding any other provision of this Agreement, in the event that:

(i)         the aggregate value of the payments and benefits to which you may be entitled under this Agreement or any other agreement, plan, program or arrangement in connection with a Change in Control that are deemed to be “parachute payments,” as defined in Section 280G of the Code or any successor thereof (the “Change in Control Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code;

(ii)         if such Change in Control Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one hundred dollars ($100.00) less than an amount equal to three (3) times your “base amount,” as determined in accordance with Section 280G of the Code, and

(iii)         the Non-Triggering Amount as reduced by the product of the Non-Triggering Amount and the highest marginal rate of any applicable state and federal income taxes, would represent 95% or more of the value of the Change in Control Termination Benefits (without such reduction), as reduced by (x) the amount of tax required to be paid by you thereon pursuant to Section 4999 of the Code and (y) the product of the Change in Control Termination Benefits and the highest marginal rate of any applicable state and federal income taxes, then the total Change in Control Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction in the Change in Control Termination Benefits to the extent required hereby shall be determined by the Company in its reasonable discretion and in a manner that is consistent with the requirements of Section 409A of the Code until no amount or benefit payable to you will be an “excess parachute payment” under Section 280G of the Code. All calculations and determinations under this Section 6(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Company and you for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company shall bear all costs of the Tax Advisor.

7.         Covenants.

(a)         Noncompetition. In consideration of your key position within the Company and the compensation, benefits and access to Confidential Information (as defined below) provided to you by the Company, you agree that during your employment with the Company or its Affiliates and for a twelve (12) month period following the cessation of your employment, for any reason, you will not perform the same or substantially same duties or services for any Competitive Business anywhere in the Market Area (as such terms are defined below) as you performed while you were employed with the Company or any of its Affiliates. Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 10% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area.

(b)         Non-solicitation. You further agree that during your employment with the Company or its Affiliates and for a twelve (12) month period following the cessation of your employment, for any reason, you will not directly, or instruct or encourage anyone else on your behalf to: (i) solicit, or assist any other Person in soliciting, any Customers to make deposits in, borrow money from, or become customers of any other business conducting a Competitive Business in the Market Area; (ii) induce or encourage any Customers to terminate their relationship with the Company or its Affiliates; (iii) contact, solicit, assist in the solicitation, or otherwise encourage any employee of the Company to terminate his or her employment with the Company or any of its Affiliates for the benefit of a Competitive Business; or (iv) offer employment or participate in the recruiting or hiring of any current employee of the Company or any former employee who was employed by the Company in the six (6) months preceding the proposed hire for the benefit of any Competitive Business.

(c)         Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: depository accounts, consumer and commercial lending, residential and commercial mortgage lending, and any other business in which the Company or any of its Affiliates are engaged and in which you are significantly engaged at the time of termination of your employment; the term “Market Area” means the area within a fifteen (15) mile radius of any full-service banking office established by the Company at the time of the cessation of your employment and in which you performed any services or for which any employee under your direct supervision was employed or performed services. “Customer” means any customer or depositor of the Company or its Affiliates who you were aware was a customer of the Company or its Affiliates during your employment or for whom you or anyone you directly supervised had direct contact or provided services on behalf of the Company or its Affiliates during your employment; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, customer account information, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company.

(d)         Confidentiality. During the Employment Period and for a period of ten (10) years following the cessation of your employment, for whatever reason, or for however long the information constitutes a trade secret under applicable federal or state law, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than your personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an employee of the Company) or utilize any Confidential Information obtained by you while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure.

(e)         Acknowledgment. The covenants contained in this Section 7 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by. You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in this Section 7 are found by a court to exceed the standards deemed enforceable, the court is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(f)         Enforcement. You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 7 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants. If the Company is successful in whole or in part in any legal or equitable action against you in connection with the enforcement of the covenants included in this Section 7, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from you. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under this Section 7, the Company shall reimburse you for reasonable legal fees incurred to defend the claim. In the event legal action is commenced with respect to the provisions of this Section 7 and you have not strictly observed the restrictions set forth in this Section 7, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination (as defined below) of such legal action. For the purposes of this Agreement, Final Determination shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 7 will survive termination and expiration of this Agreement.

(g)         Notice. The U.S. Defense of Trade Secrets Act provides civil and criminal immunity to certain whistleblowers for the confidential disclosure of trade secrets (i) to relevant federal government officials or an engaged attorney, when such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a document filed under seal in a lawsuit or other proceeding.

(h)         Change in Control. Notwithstanding anything to the contrary contained in this Agreement, in the event of a Change in Control, the restrictions imposed by Paragraphs (a) and (b) of this Section 7 shall not apply to you after you cease to be employed by the Company if you are not entitled to receive the severance benefits described in Section 6(a).

8.         Dispute Resolution.

(a)         Except as provided in Section 8(c) below, any dispute or controversy arising out of, relating to, or in connection with this Agreement, your employment or the interpretation, validity, construction, performance, breach, or termination of this Agreement, shall be settled by binding arbitration. The party initiating arbitration may use the American Arbitration Association, JAMS, the McCammon Group or other firms providing arbitrators for resolution of disputes, or the parties may agree on the selection of a person to arbitrate the matter who is not associated with an arbitration firm. The arbitration will be conducted by a single arbitrator in Danville, Virginia. The arbitration should be conducted in a manner that facilitates an efficient and cost effective means of resolving the dispute. The arbitrator may allow for depositions and document requests, as well as subpoenas to third parties, but other forms of discovery, such as interrogatories and requests for admissions, are not permitted, absent good cause. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b)         The arbitrator shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(c)         The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. You hereby consent to the exclusive jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The prevailing party in any court proceeding shall be awarded the party’s reasonable attorneys’ fees and costs.

(d)         YOU HEREBY CONFIRM YOU HAVE READ AND UNDERSTAND THIS SECTION 8, WHICH DISCUSSES ARBITRATION, AND UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE, EXCEPT AS PROVIDED IN SECTION 8(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF YOUR RELATIONSHIP WITH THE COMPANY.

9.          Miscellaneous.

(a)         Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

(b)         Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

(c)         Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof, including that certain Employment Agreement, dated March 2, 2015, by and between American National Bankshares Inc. and you, which is of no further effect as of the date of this Agreement first written above. This Agreement may be amended only by an agreement signed by the parties hereto.

(d)         Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

(e)         Binding Effect; Successors; Survival. This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by you. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement. If the Company elects not to renew this Agreement as provided in Section 2, this Agreement will no longer govern the terms of your employment following the Expiration Date, except for the provisions of Section 7 which will survive the termination and expiration of this Agreement, and your employment thereafter will be on an at-will employment basis.

(f)         No Construction Against Any Party. This Agreement is the product of informed negotiations between parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

(g)         Clawback. You agree that any incentive based compensation or award that you receive, or have received, from the Company or any Affiliate under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or, if applicable, any stock exchange listing requirement and on such basis as the Board of Directors of the Company determines.

(h)         Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Company or its Affiliates (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. The Documents, and any copies thereof, shall be returned to the Company upon your termination of employment for any reason or at such earlier time as the Board of Directors of the Company or its designees may specify.

(i)         Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(j)         Stock Ownership Requirements. During the Employment Period, you will be expected to maintain ownership of Company common stock in accordance with the guidelines established by the Board of Directors of the Company from time to time.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

AMERICAN NATIONAL BANKSHARES, INC.

By: /s/ Charles H. Majors

Charles H. Majors

Chairman of the Board

AMERICAN NATIONAL BANK AND TRUST COMPANY

By: /s/ Charles H. Majors

Charles H. Majors

Chairman of the Board

/s/ Jeffrey V. Haley

Jeffrey V. Haley